ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT ("Assignment Agreement") is made as of 28 July 2006, by and between:

1. UNITED PACIFIC INDUSTRIES LIMITED, a company incorporated in Bermuda with limited liability, and having its principal place of business at Suite 27-05/06, 27th Floor, Vicwood Plaza, 199 Des Voeux Road Central, Hong Kong ("Assignor"), and

2. PANTENE GLOBAL HOLDINGS LIMITED, a company incorporated in Hong Kong with limited liability, and having its principal place of business at Suite 27-05/06, 27th Floor, Vicwood Plaza, 199 Des Voeux Road Central, Hong Kong ("Assignee").


WHEREAS:

(a) Assignor is party to a Stock Purchase Agreement dated as of 23 March 2006 ("Agreement") for the acquisition by Assignor from Jacuzzi Brands, Inc., a Delaware corporation, and USI American Holdings, Inc., a Delaware corporation (collectively, the "Seller") of 3,543,281 shares of common stock, $0.001 par value per share (the "Jacuzzi Shares") of Spear & Jackson, Inc., a Nevada corporation (the "Company"), representing approximately 61.8% of the issued and outstanding common stock of the Company, on a fully diluted basis at a price of US$1.40 per share for an aggregate purchase price of US$4,960,593.40.

(b) The Agreement was amended by Amendment No. 1 dated as of 4 May 2006 ("Amendment No. 1"), and further amended by Amendment No. 2 dated as of 10 July 2006 ("Amendment No. 2"). A copy of the Agreement, as amended, is annexed hereto as EXHIBIT A.

(c) Pursuant to the Agreement, the Seller will assign and transfer to the Assignor certain rights and interests by way of an Assignment of Interests and Claims, substantially in the form annexed hereto as EXHIBIT B.

(d) As contemplated in the Agreement, Assignee was incorporated as a Hong Kong limited liability company and a wholly-owned subsidiary of Assignor for the purpose of, among other things, acquiring the Jacuzzi Shares. The Assignor hereby desires to transfer and assign to Assignee all its rights, interests and obligations under the Agreement and the Assignment of Interests and Claims.


NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be bound, the Parties hereto agree as follows:

1.       DEFINITIONS

1.1 All terms defined in the Agreement shall have the same meaning as used herein unless the context otherwise requires.

1.2 All references to "Agreement" herein are to the Stock Purchase Agreement as amended by Amendment No. 1 and Amendment No. 2.

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2.       ASSIGNMENT

2.1 Assignor hereby assigns and transfers all of Assignor's rights, interests and obligations under the Agreement to Assignee effective as of this day ("Effective Date"), and Assignee hereby accepts such assignment ("Assignment"). As between the Assignor and Assignee, all references in the Agreement to "Purchaser" shall mean and refer to the Assignee, in place of the Assignor.

2.2 Assignor will procure that Seller executes the Assignment of Interests and Claims in favour of Assignee at the Closing, but in the event such assignment by Seller is not accomplished for any reason whatsoever, such interests and claims shall be assigned by the Assignor to the Assignee pursuant to this Agreement.

3.       CONTINUING OBLIGATIONS OF ASSIGNOR

3.1      Notwithstanding  the  Assignment,   pursuant  to  Section  8.A  of  the
         Agreement, Assignor shall continue to be bound by and agrees to comply fully with its obligations under the Agreement in relation to Seller.

4.       INDEMNITY

4.1 Assignee shall indemnify and hold harmless Assignor against any and all loss, liability, damage or expenses which may be incurred by Assignor due to any claims of the Jacuzzi Parties or any other third parties in connection with the breach, default or non-performance of the Agreement by Assignee on or after the Effective Date.

5.       NOTICE

5.1 All notices under with this Agreement shall be in writing and shall be effective upon receipt. All notices shall be addressed to the recipient at its address shown above (or, if different, the latest address for notices that such party provides by written notice to the other party).

6.       MISCELLANEOUS

6.1 This Assignment Agreement contains the entire understanding between the parties hereto with respect to the matters covered herein and supersedes and cancels any prior understanding with respect to the matters covered herein. No changes, alterations or modifications hereto shall be effective unless made in writing and signed by the parties.

6.2 This Assignment Agreement shall be binding and inure to the benefit of the parties, their successors, representatives, and assigns.

6.3      This Assignment Agreement shall be governed by the laws of Hong Kong.

6.4 This Assignment Agreement may be executed in multiple counterparts, each of which shall be an original but all of which constitute one and the same instrument. This Agreement will not be binding upon either party until it has been signed by both parties.

                      SIGNATURES APPEAR ON A SEPARATE PAGE

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      IN WITNESS WHEREOF,  the parties have executed this Assignment  Agreement, with the intent to be bound as of the date stated at the beginning.

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UNITED PACIFIC INDUSTRIES LIMITED             PANTENE GLOBAL HOLDINGS LIMITED


By:  /s/ Brian Beazer                         By:  /s/ Maria Lam
     ----------------                              -------------
     Brian C Beazer                                Lam Yuen Man, Maria
     Chairman                                      Director
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